                                                                      Exhibit 15

                     [Letterhead of PricewaterhouseCoopers]

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 3, 2002 on our review of interim financial information of Arch Capital Group Ltd. (issued pursuant to the provisions of Statement of Auditing Standards No. 71) for the period ended March 31, 2002 and included in this quarterly report on Form 10-Q is incorporated by reference in the Registration Statement on Forms S-3 (Registration No. 33-34499 and Registration No. 333-82612) and in the Registration Statements on Forms S-8 (Registration No. 33-99974, Registration No. 333-86145, Registration No. 333-72182 and Registration No. 333-82772).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
May 14, 2002